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                                                                       EXHIBIT 5


                        [LETTERHEAD OF SIDLEY & AUSTIN]



                                 December 17, 1997


Telephone and Data Systems, Inc.
Suite 4000
30 North LaSalle Street
Chicago, Illinois 60602

                  Re: TDS Delaware, Inc. Registration Statement on Form S-4

Gentlemen:

    We are counsel to Telephone and Data Systems, Inc., an Iowa corporation ("TDS"), and Telephone and Data Systems, Inc., a Delaware corporation and wholly-owned subsidiary of TDS (the "Company"), and have represented the Company in connection with the Form S-4 Registration Statement (the "Registration Statement") being filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the registration of: (A) 326,664 shares of Preferred Shares of the Company, par value $0.01 per share (the "New Preferred Shares"), 6,933,233 shares of Series A Common Shares of the Company, par value $0.01 per share (the "New Series A Shares"), and 53,878,129 shares of Common Shares of the Company, par value $0.01 per share (the "New Common Shares") to be issued pursuant to the terms of an Agreement and Plan of Merger between TDS and the Company (the "Merger Agreement") pursuant to which, subject to the approval of the shareholders of TDS, (i) TDS will merge with and into the Company, with the Company continuing as the surviving corporation, (ii) each Series A Common Share of TDS will be converted into one Series A Common Share of the Company, (iii) each Common Share of TDS will be converted into one Common Share of the Company and (iv) each Preferred Share of TDS will be converted into one corresponding Preferred Share of the Company; and (B) 40,540,908 shares of TDS Telecommunications Group Common Shares of the Company, par value $0.01 per share (the "Telecommunications Group Shares"), 60,811,362 shares of United States Cellular Group Common Shares of the Company, par value $0.01 per share (the "Cellular Group Shares") and 40,540,908 shares of Aerial Communications Group Common Shares, par value $0.01 per share (the "Aerial Group Shares") (collectively, the Telecommunications Group Shares, the Cellular Group Shares and the Aerial Group Shares are referred to hereinafter as the "Tracking Stock") to be distributed to the holders of New Series A Common Shares and New Common Shares.

    In rendering this opinion, we have examined and relied upon a copy of the Registration Statement, the Proxy Statement-Prospectus included therein, the form of the restated certificate of incorporation of the Company (the "Restated Certificate of Incorporation") to be filed with the Secretary of State of Delaware immediately prior to the effective time of the Merger, and the form of the Merger Agreement. We have also examined and relied upon originals, or copies of originals certified to our satisfaction, of such agreements, documents, certificates and other statements of governmental officials and other instruments, have examined such questions of law and have satisfied ourselves as to such matters of fact as we have considered relevant and necessary as a basis for this opinion. We have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures, the legal capacity of all natural persons and the conformity with the original documents of any copies thereof submitted to us for our
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Telephone & Data Systems, Inc.
December 17, 1997
Page 2

examination. We have also assumed the due filing of the Restated Certificate of Incorporation with the Secretary of State of Delaware prior to the effective time of the Merger.

    Based on the foregoing, we are of the opinion that:

        1. The Company is duly incorporated and validly existing under the laws of the State of Delaware.

        2. Each of the New Preferred Shares, New Series A Common Shares and New Common Shares to be issued pursuant to the Merger Agreement and registered pursuant to the Registration Statement have been duly authorized and will be validly issued, fully paid and nonassessable when (i) the Registration Statement, as finally amended, shall have become effective under the Securities Act; and (ii) such shares shall have been duly issued as contemplated by the Merger Agreement.

        3. The shares of the Tracking Stock have been duly authorized and will be legally issued, fully paid and nonassessable when: (i) the Registration Statement, as finally amended, shall have become effective under the Securities Act; (ii) the Company's Board of Directors or a duly authorized committee thereof shall have duly adopted final resolutions authorizing the issuance and distribution of shares of the Tracking Stock as contemplated by the Registration Statement; (iii) such shares of the Tracking Stock shall have been duly issued and distributed in the manner contemplated by such resolutions and the Registration Statement; and (iv) certificates representing shares of the Tracking Stock shall have been duly executed, countersigned and registered and duly delivered to the holders of New Series A Common Shares and New Common Shares in accordance with such resolutions and the Registration Statement.

    The foregoing opinions are limited to the Securities Act and the General Corporation Law of the State of Delaware. We do not find it necessary for the purposes of this opinion to cover, and accordingly we express no opinion as to, the application of the securities or "Blue Sky" laws of the various states to
(i) the issuance of the New Preferred Shares, New Series A Common Shares and New Common Shares pursuant to the Merger Agreement or (ii) the distribution of shares of the Tracking Stock.

    The Company is controlled by a voting trust. Walter C.D. Carlson, a trustee and beneficiary of the voting trust and a director of the Company and certain subsidiaries of the Company, Michael G. Hron, the Secretary of the Company and certain subsidiaries of the Company, William S. DeCarlo, the Assistant Secretary of the Company and certain subsidiaries of the Company, Stephen P. Fitzell, the Secretary of certain subsidiaries of the Company, and Sherry S. Treston, the Assistant Secretary of certain subsidiaries of the Company, are partners of this Firm.

    We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to all references to our Firm in or made a part of the Registration Statement.

                                          Very truly yours,

                                          SIDLEY & AUSTIN